Exhibit 99.1

       Tesoro Signs Definitive Agreement to Sell Marine Services

    SAN ANTONIO--(BUSINESS WIRE)--xx--Tesoro Petroleum Corporation (NYSE:TSO) announced today that the company's subsidiary, Tesoro Marine Services, LLP, has signed Asset Purchase Agreements with Martin Midstream Partners, L.P. (Nasdaq:MMLP) and Midstream Fuel Services LLC to sell substantially all of its Marine Services assets for approximately $32 million including inventories, which are estimated to be valued at $5 million. Tesoro will retain and subsequently liquidate the remaining net working capital valued at approximately $20 million. The transaction is expected to close before December 31, 2003, and will not require regulatory approval.
    "This divestiture completes the realignment of Tesoro's asset base to a pure refiner and marketer," said Bruce A. Smith, Chairman, President and CEO of Tesoro.
    Proceeds from the sale will be used for general corporate purposes. The company stated that it expects an after-tax loss from the sale of its Marine Services assets of approximately $5 million, or $0.07 per share, that will be included in the third quarter results. Including this charge, the company indicated that it still expects to exceed the current First Call consensus for third quarter earnings of $0.79 per share.
    Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes over 560 branded retail stations; of which over 225 are company operated under the Tesoro(R)and Mirastar (R) brands.

    This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations with respect to the company's third quarter 2003 earnings. For information concerning factors that could cause differences between actual results and forward-looking statements, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.


    CONTACT: Tesoro Petroleum Corp., San Antonio
             Investors:
             John Robertson, Director, Investor Relations
             210-283-2687
             Media:
             Tara Ford, Director, Public Relations, 210-283-2676